Exhibit 99.1

News Release
CDI CORP. TO EXPLORE STRATEGIC ALTERNATIVES TO MAXIMIZE STOCKHOLDER VALUE, ENGAGES FINANCIAL ADVISER

Philadelphia (March 20, 2017) - CDI Corp. (NYSE: CDI) (the “Company”), a leading provider of engineering and information technology talent, project and managed services, today announced that it has initiated a process to identify and evaluate strategic alternatives to maximize stockholder value. As part of this process, it has engaged Houlihan Lokey, a leading investment banking firm, as financial advisor to assist it in exploring a potential sale of the Company. Strategic alternatives will be evaluated in combination with the Company’s ongoing transformation that focuses on disciplined operations and sales effectiveness.

Michael S. Castleman, President and Interim CEO stated, “As the Board carefully considers potential strategic avenues to enhance value, the management team and the thousands of associates at CDI remain focused on our ongoing transformation to accelerate growth and expand profitability. We are excited about the Company’s prospects and ability to enhance shareholder value under our transformation strategy, regardless of the outcome of a strategic alternative process.”

As communicated in conjunction with the Company’s fourth quarter 2016 earnings release, CDI’s transformation plan is founded on common business pillars to deliver improved operating performance. In particular, the Company is executing several enterprise-wide programs to drive revenue through deeper penetration of existing clients and industry verticals, acceleration of higher-end IT services, and unification of its operating platform to create enhanced effectiveness and operating leverage.

There can be no assurance that this process will result in any transaction, or that any transaction, if pursued, will be consummated. The Company may not disclose further developments with respect to this strategic review process, unless and until its Board of Directors approves a specific transaction or otherwise concludes this review of strategic alternatives.

In connection with this review of strategic alternatives, the Company will be moving its Annual Shareholder Meeting to the fourth quarter of this year in order to allow the process to be concluded and to allow shareholders to act with the benefit of knowing the results of this effort.

Company Information
CDI Corp. (NYSE: CDI) seeks to create extraordinary outcomes with our clients by delivering solutions based on highly skilled and professional talent. Our business is comprised of four segments: Enterprise Talent, Specialty Talent & Technology Solutions, Engineering Solutions and MRI. We provide engineering, information technology and staffing solutions to clients. Our clients are in multiple industries, including energy, chemicals, infrastructure, aerospace, industrial equipment, technology, and also include municipal and state governments, and the U.S. Department of Defense. We have offices and delivery centers in the U.S. and Canada. In addition, we also provide recruiting and staffing services through our global MRINetwork® of franchisees. Learn more at www.cdicorp.com.

Investor Contact
Vance Edelson, ICR LLC
215-278-8230
InvestorRelations@CDICorp.com

Media Contact
Jason Chudoba, ICR LLC
646-277-1249
Jason.Chudoba@ICRInc.com